EXHIBIT 5.1

                      NATIONAL WORLDWIDE OPPORTUNITIES FUND
                              MANAGEMENT AGREEMENT

AGREEMENT made this 14th day of May, 1993 by and between NATIONAL WORLDWIDE OPPORTUNITIES FUND, a Massachusetts business trust (hereinafter called the "Fund") and NATIONAL SECURITIES & RESEARCH CORPORATION, a New York corporation (hereinafter called the "Manager").

1. The Manager, at its expense, undertakes to afford to the Fund the advice and assistance of the Manager's organization with respect to the acquisition, by purchase, exchange, subscription or otherwise, the holding and the disposal through sale, exchange or otherwise, of securities; and advice and recommendations with respect to other aspects of the business and affairs of the Fund; and shall, subject to the Board of Trustees of the Fund and in cooperation with the officers of the Fund, administer the business and affairs of the Fund. The Manager shall, in acting hereunder be an independent contractor and shall not be an agent of the Fund.

2. The Manager, at its expense, shall furnish to the Trustees and officers of the Fund all statistical information reasonably required by them and reasonably available to the Manager; shall furnish the Fund an office, and with ordinary clerical and bookkeeping services at such office; and shall authorize and permit any such of its directors, officers and employees who may be elected as trustees or officers of the Fund, to serve in the capacities to which they are elected. All services to be furnished by the Manager under this agreement may be furnished through the medium of any such directors, officers or employees of the Manager. The investment policies, the administration of its business and affairs, and all other acts of the Fund are and shall at all times be subject to the approval and direction of the Trustees of the Fund.

3. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available or to become available for investment, and generally as to the condition of its affairs. It shall furnish National with a certified copy of all financial statements, and a signed copy of each report prepared by Certified Public Accountants and with such other information with regard to its affairs as the Manager may, from time to time, reasonably request.

4. The Fund will pay all its expenses other than those expressly stated to be payable by the Manager hereunder. Expenses payable by the Fund shall include, but not be limited to, interest charges, taxes, fees and commissions of every kind, expenses of issue, sale, repurchase or redemption of shares, expenses of registering or


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qualifying  shares  for sale,  all  charges  of  custodians  (including  sums as custodian and for keeping books, performing portfolio valuation and rendering other services to the Fund), transfer agents including the printing and mailing of reports and notices to shareholders, registrars, auditors and legal counsel,
expenses  of  preparing,   printing  and   distributing   all  proxy   material,
prospectuses, reports and notices to shareholders, and all costs incident to the Fund's organization and existence.

5. The services of the Manager to the Fund are not to be deemed to be exclusive, the Manager being free to render services to others and to engage in other activities.

6. As compensation for the services provided and the facilities furnished by the Manager, the Fund agrees to pay to the Manager a management fee payable monthly, computed from the average daily net assets of the Fund that month and based on the following annual rates:

     .75% (3/4 of 1%) on the first $100 million of net assets;
     .625% on next $50 million;
     .60% on next $50 million;
     .575% on next $50 million:
     .55% on next $50 million;
     .525% on next $50 million;
     .50% on net assets over $350 million.

7. Notwithstanding any of the above provisions, the Manager shall reimburse the Fund to the extent that in any fiscal year aggregate annual expenses of the Fund, exclusive of taxes, interest, brokerage fees, payments made pursuant to the Fund's Rule 12b-1 distribution plan and extraordinary charges such as litigation costs, exceed the most restrictive expense limitations imposed by any state in which the Fund's shares are qualified for sale.

8. The Manager assumes no responsibility under this agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Trustees of the Fund in following or declining to follow any advice or recommendation of the Manager. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9. This agreement shall terminate automatically in the event of its assignment; the term "assignment" for this purpose having the meaning defined in Section 2(a) (4) of the Investment Company Act of 1940, as amended (the "Act").


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10. This  agreement may be  terminated  at any time,  without the payment of any penalty, (a) by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund as defined in the Act, by 60 days' written notice addressed to the Manager at its principal place of business; and
(b) by the Manager by 60 days' written notice addressed to the Fund at its principal place of business.

11. The Declaration of Trust ("Declaration") establishing the Fund, dated November 4, 1991, a copy of which in on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "National Worldwide Opportunities Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Fund but the Fund property only shall be liable.

12. This agreement has been approved by the Trustees of the Fund and shall be submitted for approval of the shareholders of the Fund. If approved by a vote of a majority of the outstanding voting securities of the Fund as defined in the Act, the agreement shall continue in effect for a period of two years from the date of its execution and thereafter for successive annual periods, provided that such continuance is specifically approved annually by the Board of Trustees (including a majority of the Trustees who are not interested parties hereto as defined in the Act by a vote cast in person at a meeting called for such purpose) or by a majority of the outstanding voting securities of the Fund, as defined in the Act.

IN WITNESS THEREOF, the parties hereto have caused this agreement to be executed by their officers thereunto duly authorized.

                                      NATIONAL WORLDWIDE OPPORTUNITIES FUND

                                      By:  /s/ Ernest N. Mysogland
                                           -----------------------------------
                                           Ernest N. Mysogland, Vice President

Attest:

By:  /s/  Mairead M. Collins
     ------------------------
          Mairead M. Collins
          Assistant Secretary



                                      NATIONAL SECURITIES & RESEARCH CORPORATION

                                      By:  /s/  Denis McAuley
                                           -------------------------------------
                                           Denis McAuley, Senior Vice President
                                             & Chief Financial Officer

Attest:

By:  /s/  Mairead M. Collins
     ------------------------
          Mairead M. Collins, Assistant Secretary

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